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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2001

GLOBALMEDIA.COM
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

0-23491 (Commission File Number)	91-1842480 (IRS Employer Identification No.)

P.O. Box 2096, 349 W. Georgia
Vancouver, BC, Canada V6B 3T2
(Address of Principal Executive Offices) (Zip Code)

(604) 448-8812
(Registrant's Telephone Number, Including Area Code)

Item 5. Other Events.

    On April 17, 2001, GlobalMedia.com (the "Company") issued a press release announcing that on April 16, 2001, the Company received notification from the Nasdaq Listing Qualification Panel that the Company's common stock would be delisted from the Nasdaq Stock Market at the opening of business on April 17, 2001. In that press release, the Company also announced that, effective at the opening of business on April 17, 2001, the Company's common stock would begin trading on the NASD Over-the-Counter Bulletin Board under the symbol "GLMC.OB".

    On April 19, 2001, the Company issued a press release announcing a transaction with Radly Corporation Ltd. ("RCL"), a privately-held Australian corporation and a strategic alliance agreement with ISIS Communications Limited, a publicly-traded Australian corporation ("ISIS"), pursuant to a non-binding letter of intent between the companies (the "LOI"). RCL owns 45.5% of ISIS' common stock. Under the terms of the LOI, the Company will issue common stock and grant options to purchase Series C Convertible Preferred Stock to the RCL shareholders in exchange for One Hundred percent (100%) of RCL's common stock and up to $1.5 million in cash. Contemporaneously with the closing of the transaction, the Company will enter into a strategic alliance agreement with ISIS, of which the Company will be ISIS' sole server for Internet and web development consulting services. Closing of the transactions is expected occur May 2001, subject to the completion of due diligence, any required corporate approvals and the execution of definitive agreements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits

  99.1
  Press Release announcing delisting, dated April 17, 2001.

  99.2
  Press Release announcing transaction, dated April 19, 2001.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBALMEDIA.COM
Date: April 26, 2001	By:	/s/ MICHAEL METCALFE Michael Metcalfe Chairman and Chief Executive Officer

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SIGNATURES